Contact: Investor Relations VA Software Corporation (510) 687-7125 ir@vasoftware.com

VA SOFTWARE APPOINTS SCOTT E. HOWE
TO BOARD OF DIRECTORS

FREMONT, CA — March 8, 2007 — VA Software Corporation (Nasdaq: LNUX), the online media, software, and e-commence leader in community-driven Open Source innovation, today announced that Scott E. Howe has joined the company’s Board of Directors effective March 7, 2007. Howe brings more than eight years of experience in the areas of internet media, technology, and advertising.

“We are excited to have Scott join our Board with his strong media talent and experience in corporate strategic positioning,” said Ali Jenab, president and chief executive officer, VA Software. “Scott’s extensive knowledge of the media markets will be invaluable as we continue to focus on our core media assets and strive to secure alliances in the global competitive landscape.”

Howe is President for DRIVE Performance Media, a division of aQuantive, Inc. aQuantive is a global digital marketing company and the parent company of interactive agencies, performance media and behavioral targeting businesses, and providers of integrated digital marketing technologies throughout the world. Howe joined aQuantive in 1999 as Vice President, General Manager of Avenue A | Razorfish. Prior to aQuantive, he spent six years with the Boston Consulting Group as a manager and case leader. Prior to obtaining his M.B.A. at Harvard Business School, he was a financial analyst for two years at Kidder Peabody & Co., Inc. Howe holds a B.A. in Economics from Princeton University.

About VA Software Corporation

VA Software Corporation is the online media, software and e-commerce leader in community-driven Open Source innovation. VA Software is the parent company of OSTG, Inc. (Open Source Technology Group). For company information, visit www.vasoftware.com.

OSTG, Inc. (Open Source Technology Group) is at the cornerstone of the Open Source movement and the leading online network for IT managers and development professionals. OSTG's technology-focused sites include SourceForge.net, Slashdot.org, ITManagersJournal.com, NewsForge.com, Linux.com and freshmeat.net. SourceForge.net is the global nexus for the Open Source community with more than 142,000 Open Source projects and more than 1.5 million registered users. OSTG also owns ThinkGeek, Inc., the leading retailer for innovative technology products. The network serves more than 32 million unique visitors a month*. For more information, visit www.ostg.com.

*Based upon Google Analytics and Omniture data for January 2007.

SouceForge.net, Slashdot, freshmeat, and ThinkGeek are registered trademarks or trademarks of OSTG, Inc. in the United States and other countries. VA Software, SourceForge, and OSTG are trademarks or registered trademarks of VA Software Corporation in the United States and other countries. All other trademarks or product names are property of their respective owners.

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